Exhibit 10.1

CARDINAL HEALTH, INC.
SENIOR EXECUTIVE SEVERANCE PLAN
ARTICLE I
PURPOSE
The purpose of this Senior Executive Severance Plan (this “Plan”) is to provide severance benefits to certain eligible employees of Cardinal Health, Inc., an Ohio corporation (the “Company”), and its Affiliates, who experience a Qualifying Termination under the conditions described in this Plan. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Article II.
ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):
“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder, which firm shall not, without the applicable Participant’s consent, be a firm serving as accountant or auditor for the Person effecting the Change of Control.
“Accrued Obligations” means, with respect to a Participant’s Termination of Employment, (a) such Participant’s base salary through the Termination Date; (b) reimbursement for legitimate business expenses accrued during the period that such Participant was employed with the Company and its Affiliates; (c) any accrued but unused paid time off to the extent not theretofore paid; and (d) vested employee benefits accrued through the Termination Date in accordance with applicable law or the governing plan rules.
“Actual Annual Bonus” means, with respect to a Participant, the actual annual bonus to which such Participant would have been entitled for the fiscal year in which the Termination Date occurs had he or she not incurred a Qualifying Termination.
“Administrator” means the Committee or such other committee of the Board as selected by the Board.
“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.
“Annual Base Salary” means, with respect to a Participant, the annual rate of base salary in effect for such Participant as of such Participant’s Termination Date (without giving effect to any reduction resulting in a Termination for Good Reason).

“Board” means the Board of Directors of the Company.
“Business Combination” has the meaning set forth in the definition of Change of Control.
“Change of Control” means the occurrence of any of the following:
(a)    the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding Common Shares of the Company (the “Outstanding Company Common Shares”), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions do not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition;
(b)    during any period of two consecutive years, individuals who, as of the beginning of such two-year period, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the beginning of such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)    consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition; or
(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
“Change of Control Period” means the two-year period commencing upon the occurrence of a Change of Control.
“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Period” means, with respect to a Participant, the lesser of (a) the Severance Period or COC Severance Period, as applicable, and (b) the 18-month period following the Termination Date.

“COBRA Reimbursement” has the meaning set forth in Section 5.1(d).
“COC Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant in Annex A hereto.
“COC Severance Payment” has the meaning set forth in Section 5.2(b).
“COC Severance Period” means, with respect to a Participant, a number of months equal to the product of (a) 12 months and (b) such Participant’s COC Multiple.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Human Resources and Compensation Committee of the Board.
“Common Shares” means the common shares, without par value, of the Company.
“Company” has the meaning set forth in Article I and in Section 8.1.
“Company Group” means, collectively, the Company and its Affiliates.
“Competitor” means any individual or business that competes with the products or services provided by a member of the Company Group for which a Participant had business responsibilities within 24 months prior to Termination of Employment or about which a Participant obtained Confidential Information.
“Confidential Information” has the meaning set forth in Section 6.2.
“Delayed Payment Date” has the meaning set forth in Section 8.10(c).
“Director” means a member of the Board.
“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company and its Affiliates (including, without limitation, a sale of assets).
“Effective Date” has the meaning set forth in Article III.
“Eligible Employee” means an Employee employed in the United States who is designated within one of the employee classification categories specified on Annex A hereto, excluding any such Employee who (a) is covered under any collective bargaining agreement or (b) as of the Effective Date, is party to any individual employment, severance, or similar agreement with the Company or any of its Affiliates that provides for severance benefits.
“Employee” means a regular, active employee of any member of the Company Group. For any and all purposes under this Plan, the term “Employee” does not include an individual hired as an independent contractor, leased employee, consultant, or an individual otherwise designated by the Administrator at the time of hire as not eligible to participate in or receive benefits under this Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of a member of the Company Group or otherwise an employee by any governmental or judicial authority.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
“Executive Officers” means, as of any particular time, Eligible Employees who are designated as “executive officers” (within the meaning of Rule 3b-7 promulgated under the Exchange Act) of the Company as of such time.
“Incumbent Board” has the meaning set forth in the definition of Change of Control.
“Independent Administrator” has the meaning set forth in Section 7.1.
“Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant in Annex A hereto.
“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
“Non-Control Acquisition” means a Business Combination in which (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
“Outstanding Company Common Shares” has the meaning set forth in the definition of Change of Control.
“Outstanding Company Voting Securities” has the meaning set forth in the definition of Change of Control.
“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
“Participant” means any Eligible Employee who incurs a Qualifying Termination and thereby becomes eligible for Severance Benefits under this Plan.
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Plan” has the meaning set forth in Article I.
“Plan Payments” has the meaning set forth in Section 5.5(a).
“Prior-Year Annual Bonus” means, with respect to a Participant, an amount, if any, equal to the annual bonus earned by the Participant for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs that remains unpaid as of the Termination Date.
“Prorated Annual Bonus” means, with respect to a Participant, the product of (a) such Participant’s Actual Annual Bonus (or, if the applicable Qualifying Termination occurs during the Change of Control Period, the greater of such Participant’s Actual Annual Bonus and Target Annual Bonus) and (b) a fraction, the numerator of which is the number of days elapsed in the fiscal year of the Company in which the Termination Date occurs and the denominator of which is the total number of days in such fiscal year.
“Qualifying Termination” means, with respect to an Eligible Employee, (a) a Termination of Employment by the Company and/or its Affiliates (including any successors thereto as described in Section 8.1) other than a Termination for Cause or (b) during the Change of Control Period, a Termination for Good Reason.
“Release” has the meaning set forth in Section 4.2.

“Restricted Period” means, with respect to a Participant, a number of years following such Participant’s Termination Date as designated for such Participant in Annex A hereto.
“Restricted Territory” means, with respect to a Participant, (a) if such Participant’s responsibilities to the Company Group during the 24-month period immediately preceding the Termination Date were limited to a specific territory or territories within or outside the United States, then such specific territory or territories; and (b) otherwise, the United States.
“Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
“Severance Benefits” means the amounts and benefits payable or required to be provided in accordance with Section 5.1 or 5.2, as applicable, excluding Accrued Obligations.
“Severance Payment” has the meaning set forth in Section 5.1(b).
“Severance Period” means, with respect to a Participant, a number of months equal to the product of (a) 12 months and (b) such Participant’s Multiple.
“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company; provided that each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
“Target Annual Bonus” means, with respect to a Participant, the target annual incentive payment for which such Participant is eligible in respect of the fiscal year in which the Termination Date occurs (without giving effect to any reduction resulting in a Termination for Good Reason).
“Termination Date” means, with respect to an Eligible Employee, the date on which such Eligible Employee incurs a Termination of Employment for any reason.
“Termination for Cause” means a Termination of Employment on account of (a) the willful and continued failure of the Eligible Employee to perform substantially the Eligible Employee’s duties with any member of the Company Group (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Employee by the Administrator or its representative, which specifically identifies the manner in which the Administrator believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties; (b) the willful engaging by the Eligible Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to any member of the Company Group; (c) the Eligible Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; or (d) the Eligible Employee’s material breach of any restrictive covenant in favor of the Company Group by which such Eligible Employee is bound. For purposes of the immediately preceding sentence, no act, or failure to act, on the part of an

Eligible Employee shall be considered “willful” unless it is done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee’s action or omission was in the best interests of the Company Group. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Board or, if the Company is not the ultimate parent corporation of the Company Group and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (ii) the instructions of the Chief Executive Officer of the Company (in the case of any Eligible Employee other than the Chief Executive Officer of the Company) or a senior officer of the Company, or (iii) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Eligible Employee in good faith and in the best interests of the Company Group. During the Change of Control Period, a Termination of Employment shall not be deemed to be a Termination for Cause unless and until there shall have been delivered to the Eligible Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Applicable Board (excluding the Eligible Employee, if the Eligible Employee is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Eligible Employee and the Eligible Employee is given an opportunity, together with counsel for the Eligible Employee, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Eligible Employee is guilty of the conduct described in clause (a), (b), or (d) above.
“Termination for Good Reason” means a Termination of Employment by an Eligible Employee on account of any of the following (absent written consent of the Eligible Employee): (a) a material reduction in the Eligible Employee’s total compensation; (b) a material reduction in the Eligible Employee’s annual or long-term incentive opportunities (including a material adverse change in the method of calculating the Eligible Employee’s annual or long-term incentives); (c) the assignment to the Eligible Employee of any duties materially inconsistent in any respect with the Eligible Employee’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose any action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Eligible Employee; or (d) a relocation of more than 50 miles from the Eligible Employee’s office or location, except for travel reasonably required in the performance of the Eligible Employee’s responsibilities; provided that, in each case, (i) the Eligible Employee gives notice to the Company or its Affiliates of any event or condition that gives rise to Termination for Good Reason hereunder within 90 days following the date of any such event or condition, and (ii) the Company and its Affiliates fail to cure such event or condition within 30 days following the receipt of such notice.
“Termination of Employment” means an Eligible Employee’s termination of employment with the Company and its Affiliates. Notwithstanding the foregoing, unless otherwise determined by the Administrator, an Eligible Employee employed by, or performing services for, an Affiliate, or a division of the Company and its Affiliates shall not be deemed to have incurred a Termination of Employment if, as a result of a Disaffiliation, such Affiliate, or division ceases to be an Affiliate, or division, as the case may be. In addition, temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Affiliates shall not be considered Terminations of Employment.
ARTICLE III
EFFECTIVENESS
This Plan shall become effective as of October 1, 2018 (the “Effective Date”).
ARTICLE IV
ELIGIBILITY
4.1    Participation. Any Eligible Employee who incurs a Qualifying Termination and who satisfies the conditions set forth in Section 4.2 shall be eligible to receive the Severance Benefits set forth in Section 5.1 or 5.2, as applicable.
4.2    Release of Claims. An Eligible Employee’s right to receive the Severance Benefits pursuant to Section 5.1 or 5.2, as applicable, shall be subject to (a) such Eligible Employee’s execution and delivery to the Company not later than 45 days following such Eligible Employee’s Termination Date of a general release of claims (a “Release”) in favor of the Company Group in substantially the form attached hereto as Annex B and (b) such Release becoming irrevocable in accordance with its terms.
ARTICLE V
SEVERANCE BENEFITS
5.1    Prior to a Change of Control or Following the Change of Control Period. If the Participant incurs a Qualifying Termination prior to a Change of Control or following the Change of Control Period, then the Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:
(a)    The Accrued Obligations, which, in the case of clauses (a) through (c) of such definition, shall be payable in cash in a lump sum within 30 days following the Termination Date and in the case of clause (d) of such definition, shall be payable in accordance with applicable law and the terms of the governing plan rules.
(b)    An amount in cash equal to the product of (i) the Participant’s Multiple and (ii) the sum of the Participant’s Annual Base Salary and Target Annual Bonus (the “Severance Payment”), which Severance Payment shall be payable in substantially equal installments over the applicable Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the first such installment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the Severance Payment that would have otherwise been payable during the period between the Termination Date and such payment date.

(c)    The Prorated Annual Bonus, payable in a lump sum in cash on the date on which the Company otherwise makes cash incentive payments to senior executives for the fiscal year in which the Termination Date occurs (other than any portion of such Prorated Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).
(d)    The Prior-Year Annual Bonus (if any), payable in a lump sum in cash on the date on which the Company otherwise makes cash incentive payments to senior executives for the fiscal year for which the Prior-Year Annual Bonus was earned (other than any portion of such Prior-Year Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).
(e)    If the Participant timely elects COBRA coverage, then reimbursement for the cost of health insurance continuation coverage under COBRA in excess of the cost that Employees are required to pay for health insurance benefits under the plan in which the Participant was eligible to participate as of the Termination Date (the “COBRA Reimbursement”) until the earlier of (i) the end of the COBRA Period and (ii) the date on which the Participant obtains alternative insurance coverage; provided that the first such reimbursement payment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the COBRA Reimbursement that would have otherwise been payable during the period between the Termination Date and such payment date.
5.2    During the Change of Control Period. If the Participant incurs a Qualifying Termination during the Change of Control Period, then the Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:
(a)    The Accrued Obligations, payable as set forth in Section 5.1(a).
(b)    An amount in cash equal to the product of (i) the Participant’s COC Multiple and (ii) the sum of the Participant’s Annual Base Salary and Target Annual Bonus (the “COC Severance Payment”), which COC Severance Payment shall be payable in cash in a lump sum on the 60th day following the Termination Date (or, if the applicable Change of Control does not constitute a “change in control event” (within the meaning of Section 409A of the Code), then the COC Severance Payment shall be payable in accordance with the schedule set forth in Section 5.1(b)).
(c)    The Prorated Annual Bonus, payable as set forth in Section 5.1(c).
(d)    The Prior-Year Annual Bonus (if any), payable as set forth in Section 5.1(d).
(e)    If the Participant timely elects COBRA coverage, then the COBRA Reimbursements until the earlier of (i) the end of the COBRA Period and (ii) the date on which the Participant obtains alternative insurance coverage; provided that the first such reimbursement payment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the COBRA Reimbursement that would have otherwise been payable during the period between the Termination Date and such payment date.
5.3    No Offset; No Mitigation. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company or any Affiliate may have against a Participant or any other Person. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.
5.4    No Duplication; Other Benefit Plans. A Participant who experiences a Qualifying Termination that entitles him or her to the Severance Payments contemplated by Section 5.1 or 5.2 shall not be entitled to any compensation or benefits under any other Company severance plan or policy in connection with such Qualifying Termination. Other than with respect to any such severance plan or policy, this Plan shall not affect a Participant’s entitlement to compensation or benefits under any other employee benefit plan or compensatory arrangement of the Company or its Affiliates, which, in each case, shall be construed in accordance with its respective terms.
5.5    Certain Reduction in Payments.
(a)    Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject a Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.
(b)    If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5.5 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 business days following the Termination Date. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments that are parachute payments in the following order: (i) cash payments under Section 5.1 or 5.2, as applicable, that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments under Section 5.1 or 5.2, as applicable, that do constitute deferred compensation, in each case, beginning with the payments or benefits that are to be paid or provided the farthest in time from the Termination Date. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)    To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on, or after the date of a change in ownership or control of the Company (within the meaning of Treas. Regs. § 1.280G-1, Q&A-2(b)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Treas. Regs. § 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44, and/or exempt from the definition of the term “parachute payment” (within the meaning of Treas. Regs. § 1.280G-1, Q&A-2(a) in accordance with Treas. Regs. § 1.280G-1, Q&A-5(a)).
5.6    Legal Fees. With respect to any Participants who are Executive Officers as of immediately prior to the Change of Control, the Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from any such Participant), at any time from a Change of Control through the Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the Change of Control) to the full extent permitted by law, all legal fees and expenses that such Participant may reasonably incur as a result of any contest by the Company, any Affiliate, such Participant, or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the entitlement to or amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment at the applicable federal rate provided for under Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.
ARTICLE VI
RESTRICTIVE COVENANTS
6.1    General. A Participant’s right to receive the Severance Benefits pursuant to Section 5.1 or 5.2, as applicable, shall be subject to the Participant’s continued compliance with the covenants set forth in this Article VI.
6.2    Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company Group, all secret or confidential information, knowledge, or data relating to the Company Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs, or methods of promotion and sale) that such Participant has obtained or obtains during such Participant’s employment by the Company Group and that is not public knowledge (other than as a result of the Participant’s violation of this Section 6.2) (“Confidential Information”). For the purpose of this Section 6.2, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. No Participant shall communicate, divulge, or disseminate Confidential Information at any time during or after such Participant’s employment with the Company Group, except with prior written consent of the applicable Company Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents, and the like that the Participant uses, prepares, or comes into contact with during the course of the Participant’s employment shall remain the sole property of the Company and/or the Company Group, as applicable, and shall be turned over to the applicable Company Group company upon the Participant’s Termination of Employment.
6.3    Nonsolicitation of Employees. No Participant shall, at any time during the applicable Restricted Period, without the prior written consent of the Company, engage in the following conduct: (a) directly or indirectly, including, without limitation, via social media or professional networking services, contact, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant, or independent contractor) any person who was or is at any time during the previous 12 months an employee, representative, officer, or director of the Company Group; or (b) take any action to encourage or induce any employee, representative, officer, or director of the Company Group to cease their relationship with the Company Group for any reason. The recruitment of employees within or for the Company Group shall not constitute a breach of this Section 6.3.
6.4    Nonsolicitation of Business. No Participant shall, at any time during the applicable Restricted Period, either directly or indirectly or as an officer, agent, employee, partner, consultant, or director of any other company, partnership, or entity solicit, service, or accept on behalf of any competitor of the Company Group the business of (a) any customer of the Company Group at the time of the Participant’s Termination Date, or (b) any potential customer of the Company Group that the Participant knew to be an identified, prospective purchaser of services or products of the Company Group.
6.5    Noncompetition. No Participant shall, at any time during the applicable Restricted Period, accept employment with, or directly or indirectly provide services to, a Competitor in the applicable Restricted Territory.
6.6    Nondisparagement. Each Participant shall at all times refrain from taking action or making statements, written or oral, that (a) denigrates, disparages, or defames the goodwill or reputation of any member of the Company Group or any of such member’s directors, officers, securityholders, partners, agents, or employees, or (b) are intended to, or may be reasonably expected to, adversely affect the morale of Employees. Each Participant further agrees not to make any negative statements to third parties relating to the Participant’s employment or any aspect of the businesses of the Company Group and not to make any negative statements to third parties about any member of the Company Group or such member’s directors, officers, securityholders, partners, agents, or employees, except as may be required by a court or government body. Each Participant further agrees not to make any statements to third parties about the circumstances of the termination of the Participant’s employment with the Company Group, except as may be required by applicable law (or in response to a statement by the other party in violation of this sentence). This Section 6.6 shall cease to apply upon the occurrence of a Change of Control.
6.7    Cooperation. Each Participant agrees that, following such Participant’s Termination of Employment for any reason, such Participant shall assist and cooperate with the Company with regard to any matter or project in which the Participant was involved during the Participant’s employment with the Company Group, including, but not limited to, any litigation that may be pending or arise after such Termination of Employment. Each Participant further agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of a Participant and shall cooperate with the Participant in scheduling any assistance by the Participant, taking into account the Participant’s business and personal affairs and shall compensate the Participant for any lost wages or expenses associated with such cooperation and assistance. This Section 6.7 shall cease to apply upon the occurrence of a Change of Control.
6.8    Acknowledgement and Enforcement. Each Participant acknowledges and agrees that: (a) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and other Confidential Information of the Company Group; (b) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company Group if the Participant breached any of the covenants set forth in this Article VI; and (c) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Article VI would be inadequate. Each Participant therefore agrees and consents that, if the Participant commits any breach of a covenant under this Article VI or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any of the covenants contained in this Article VI is finally held by a court to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby; provided, however, that, if any of such covenants is finally held by a court to be invalid, illegal, or unenforceable because it exceeds the maximum scope and/or duration determined to be acceptable to permit such provision to be enforceable, such covenant shall be deemed to be modified to the minimum extent necessary to modify such scope and/or duration to make such provision enforceable hereunder.
6.9    Similar Covenants in Other Agreements Unaffected. Each Participant acknowledges that the Participant currently is, or in the future may become, subject to covenants contained in other agreements (including, but not limited to, agreements to protect Company assets, confidentiality and business protection agreements, stock option agreements, performance share unit agreements, and restricted share unit agreements) that are similar to those contained in this Article VI. Further, a breach of the covenants contained in this Article VI may have implications under the terms of such other agreements, including, but not limited to, a forfeiture of equity awards and long-term cash compensation. Each Participant acknowledges the foregoing and understands that the covenants contained in this Article VI are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.
6.10    Whistleblower Rights. Under the federal Defend Trade Secrets Act of 2016, Eligible Employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to the Eligible Employee’s attorney in relation to a lawsuit for retaliation against such Eligible Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Plan shall (A) prevent any Eligible Employee from testifying truthfully as required by law, (B) prohibit or prevent any Eligible Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), or (C) prevent any Eligible Employee from disclosing Confidential Information in confidence to a federal, state, or local government official for the purpose of reporting or investigating a suspected violation of law.
ARTICLE VII
ADMINISTRATION
7.1    Administrator. This Plan shall be administered by the Administrator. Prior to the occurrence of a Change of Control, the Administrator may delegate its authority under this Plan to an individual or another committee. In addition, in the event of an impending Change of Control, the Administrator may appoint a Person (or Persons) independent of the third party effectuating the Change of Control to be the Administrator effective upon the occurrence of a Change of Control and such Administrator shall not be removed or modified following a Change of Control, other than at its own initiative (the “Independent Administrator”). If the Administrator determines to appoint an Independent Administrator pursuant to this Section 7.1, the Independent Administrator shall be entitled to receive reasonable compensation as is mutually agreed upon between the Administrator and the Independent Administrator, and all reasonable expenses of the Independent Administrator shall be paid or reimbursed by the Company upon receipt of proper documentation by the Company.
7.2    Standard of Review. Except as otherwise provided in this Plan, the decision of the Administrator (including the Independent Administrator) upon all matters within the scope of its authority shall be final, conclusive, and binding on all parties; provided that, in the event that no Independent Administrator is appointed upon the occurrence of a Change of Control, any determination by the Administrator of (a) whether a Termination of Employment constitutes a Termination for Cause or a Termination for Good Reason during the Change of Control Period or (b) the severance, rights, and benefits due to a Participant upon a Termination of Employment during the Change of Control Period shall be subject to de novo review.
7.3    Indemnification. The Administrator, any delegee of the Administrator permitted under Section 7.1, and the Independent Administrator (if any) shall be indemnified by the

Company against personal liability for actions taken in good faith in the discharge of the Administrator’s or the Independent Administrator’s duties hereunder.
ARTICLE VIII
MISCELLANEOUS
8.1    Successors. This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place, unless such successor succeeds to the Plan by operation of law. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
8.2    Amendment, Suspension, and Termination. Prior to a Change of Control or following the end of the Change of Control Period, this Plan may be amended, suspended, or terminated by written resolution of the Committee at any time; provided that no such amendment, suspension, or termination shall affect the Severance Benefits payable to any Participant who has experienced a Qualifying Termination prior to such amendment or termination. During the Change of Control Period, this Plan may not, without the consent of all Eligible Employees, (a) be amended in any manner that would adversely affect the rights or potential rights of Eligible Employees, (b) suspended, or (c) terminated.
8.3    Compliance with Law. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.
8.4    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Participant:
At the address most recently on the books and records of the Company.

if to the Company:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Chief Legal Officer

or to such other address as the Company or any Participant shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
8.5    Employment Status. This Plan does not constitute a contract of employment or impose on any Participant, the Company, or any Affiliate of the Company, any obligation to retain any Participant as an employee.
8.6    Tax Withholding. The Company may withhold from any amounts payable under this Plan such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
8.7    ERISA Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees, or alternatively, is intended to be payroll practice plan not requiring an ongoing administrative program for paying benefits. Consequently, this Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. All payments pursuant to this Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other Person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in this Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Plan.
8.8    Construction. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
8.9    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws.
8.10    Section 409A of the Code.
(a)    General. It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a Termination of Employment under this Plan that constitute “nonqualified deferred compensation” under Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
(b)    In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the applicable Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code. The Participant shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Participant’s separation from service occurs. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Participant’s death.

* * * *
As adopted by the Board of Directors of Cardinal Health, Inc. on September 24, 2018.

Annex A

PLAN PARTICIPANTS

Position	Multiple	COC Multiple	Restricted Period
Chief Executive Officer (“CEO”)	2.0x	2.5x	2 years
Executive Officers (other than the CEO)	1.5x	2.0x	2 years
Senior Vice President and Above (other than Executive Officers and the CEO)	1.5x	2.0x	1 year

A-1

Annex B

[Date]

[Participant]
[Address]
[City], [State] [Zip]

Re:    Confidential Severance Agreement and Release
Dear [Participant]:
The purpose of this letter (this “Agreement”) is to confirm the understanding and agreement by and between Cardinal Health, Inc. and all of its Affiliates (collectively referred to as “Cardinal Health” or the “Company”) and [Participant] (referred to as “You”) concerning your termination of employment with Cardinal Health. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Cardinal Health, Inc. Senior Executive Severance Plan (the “Severance Plan”).
Termination Date
You agree that your employment relationship with Cardinal Health will be terminated on [Date] (the “Termination Date”).
Severance Benefits
Subject to the terms and conditions of the Plan, Cardinal Health will provide you with the following Severance Benefits pursuant to Section [insert as applicable: “5.1” or “5.2”] of the Plan:
[insert amounts and types of severance benefits]
Release
You hereby release Cardinal Health and all of its affiliates and related entities, predecessors, successors, and assigns (whether to all or any part of such entities’ businesses), and all of such entities’ officers, directors, agents, representatives, attorneys, and employees (current and former) and their employee benefit plans and programs and their administrators and fiduciaries (all released individuals and entities are hereafter referred to as the “Releasees”), from any and all claims and causes of action that may exist, whether known or unknown, as of the date of your execution of this Agreement, with the exception of any unemployment compensation or workers’ compensation benefits claim You may have and any other claims that cannot be waived by law. The scope of claims being released includes all causes of action to the extent permitted by law, including, but not limited to, claims under Cardinal Health’s policies or practices; claims for breach of any term or condition of an employee handbook or policy manual, including any claims for breach of any promise of specific treatment in specific situations; federal, state, local and common law fair employment practices or discrimination laws; laws pertaining to breach of contract or wrongful termination; claims arising under any whistleblowing, harassment, or retaliation laws; age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), as amended, and/or the Older Workers Benefit Protection Act (“OWBPA”); any claim under the Uniformed Services Employment and Reemployment Rights Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Americans with Disabilities Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits), the Family Medical Leave Act, as amended, Section 806 of the Sarbanes Oxley Act of 2002, as amended, and the Worker Adjustment and Retraining Notification Act, as amended; and any other state, federal, and/or local law, regulation, or decision relating to employment or termination of employment.
This Agreement does not prohibit You from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Agreement under ADEA or the OWBPA, nor does it render You liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Agreement under the ADEA or the OWBPA.
This release does not apply to any claims arising after your execution of this Agreement.
[insert other provisions or modify as applicable]
Claims Not Released
You are not waiving any rights You may have to: (a) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims that by law cannot be waived by signing this Agreement; (d) enforce this Agreement (including rights under Section 5.1 or 5.2 of the Plan, as applicable); (e) any rights to indemnification in respect of service as an employee or director and/or (f) challenge the validity of this Agreement.
Restrictive Covenants
You acknowledge and agree that your receipt of the Severance Benefits under this Agreement and the Plan is subject to your execution, delivery, and non-revocation of this Agreement and your continued compliance with the restrictive covenants set forth in Article VI of the Plan. Please carefully read the terms and conditions of the Plan, including the restrictive covenants set forth in Article VI of the Plan. By signing this Agreement, You are agreeing to be bound by the terms and conditions of the Plan, including the restrictive covenants set forth in Article VI of the Plan.
Written Affirmation of No Present Violation
You certify and warrant that: (a) You are not presently aware of any unreported violation of Cardinal Health’s Standards of Business Conduct; (b) You are not presently aware of any work-related injury not properly disclosed to Cardinal Health; (c) upon receiving the payments and other entitlements outlined in this Agreement, You will have received all medical and other leave time and pay to which You are entitled; (d) You will have been paid for all hours worked; and (e) You have not exercised any actual or apparent authority by or on behalf of Cardinal Health that You have not specifically disclosed to Cardinal Health.
Review of Agreement
You agree and represent that You have been advised to consult with an attorney prior to executing this Agreement and You fully understand your right to discuss all aspects of this Agreement with an attorney of your choice. Your execution of this Agreement establishes that, if You wish the advice of an attorney, You have done so by the date You signed the Agreement, and that You were given at least seven days to consider whether to sign. You may sign this Agreement before the end of the seven-day period and You agree that if You decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of said period.
[insert other provisions as or modify applicable]
Full Compliance
You acknowledge and agree that Cardinal Health’s agreement to provide benefits under this Agreement (other than the Accrued Obligations) is expressly contingent upon, and is consideration for, Your full compliance with the provisions of this Agreement and the Plan.
Successors
You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by either party and their successors and assigns. In the event of your death after the Termination Date and while any payment or entitlement remains due to you hereunder, such payment or entitlement shall be paid or provided to your designated beneficiary or beneficiaries (or if you have not designated a beneficiary, to your estate).
Severability
You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.
Non-Mitigation; No Offset
Consistent with Section 4.2 of the Plan, upon termination of your employment, You shall have no obligation to mitigate damages or to seek other employment and there shall be no offset by the Company against any amounts or entitlements due under this agreement on account of any compensation or entitlements that You may receive from subsequent employment or on account of any claim that Company may have against You.

Governing Law
This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.
You agree that all questions concerning the intention, validity, or meaning of this Severance Agreement and Release shall be construed and resolved according to the laws of the State of Ohio. You also designate the federal and state courts of Franklin County, Ohio as the courts of competent jurisdiction and venue for any actions or proceedings related to this Severance Agreement and Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

* * * *

I believe the foregoing accurately reflects the terms of your severance from Cardinal Health, and ask that You sign an extra copy of this letter to confirm your agreement. You must return the signed Agreement to me by the expiration of the seventh day following your receipt of this agreement; otherwise, I will assume that You reject this offer and it will no longer be available to You.

Sincerely, CARDINAL HEALTH, INC.

By:
Name:
Title:

Agreed to:

[Participant]	Date